Exhibit 99.1

Mizuho Closes Acquisition of M&A and Restructuring
Advisory Firm Greenhill

TOKYO and NEW YORK, December 1, 2023 — Mizuho Financial Group, Inc. (TSE: 8411 and NYSE: MFG) and Greenhill & Co., Inc. today announced that Mizuho Americas has completed the acquisition of Greenhill, adding complementary services to the firm’s existing capital markets, banking, and private capital advisory capabilities across the corporate and investment bank.

“We welcome Greenhill and look forward to delivering an even broader suite of solutions to our clients,” said Shuji Matsuura, Chairman and CEO of Mizuho Americas.

Greenhill brings a strong talent network of more than 370 employees and continues to operate globally from its many locations around the world. Mizuho will maintain the Greenhill brand; Kevin Costantino and David Wyles will co-head the business, and Patrick Suehnholz will remain COO. The Greenhill Advisory business sits within Mizuho Americas’ Banking Division led by Michal Katz.

“Both firms espouse a collaborative and entrepreneurial spirit,” said Katz, Head of Banking, Mizuho Americas. “We look forward to leveraging our combined scale, relationships, content, and product expertise to deliver for our clients.”

Through this transaction, Mizuho looks to accelerate its investment banking growth strategy, building on Greenhill’s 27-year history of advising important clients on significant mergers & acquisitions, restructurings, and capital-raising transactions.

Former CEO Scott Bok is Chairman of Greenhill Advisory reporting to Jerry Rizzieri, President & CEO of Mizuho Securities USA and Head of the Americas’ Corporate & Investment Bank.

About Mizuho
Mizuho Financial Group, Inc. is the 15th largest bank in the world as measured by total assets of ~$2 trillion, according to S&P Global 2022. Mizuho’s 60,000 employees worldwide offer comprehensive financial services to clients in 35 countries and 800 offices throughout the Americas, EMEA and Asia.

Mizuho Americas is a leading provider of corporate and investment banking services to clients in the US, Canada and Latin America. Its capabilities span investment and corporate banking, capital markets, equity and fixed income sales & trading, derivatives, FX, custody and research. Mizuho Americas employs more than 3,000 professionals across 15 offices within the Americas.

About Greenhill
Greenhill & Co., Inc. is a leading independent investment bank entirely focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments globally. It acts for clients located throughout the world from its offices in the Americas, EMEA, and APAC.

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Inquiries, please contact:

Cheryl Gilberg
Chief Marketing Officer, Mizuho Americas
+ 1 212-282-3238
cheryl.gilberg@mizuhogroup.com

Jim Gorman
Executive Director, Media Relations, Mizuho Americas
+ 1 212-282-3867
jim.gorman@mizuhogroup.com

Nadia Damouni
Prosek Partners
+1 646-818-9217
ndamouni@prosek.com